EXHIBIT 10.1

Code word for this Charter Party
“SHELLTIME 4”

Issued December 1984

Time Charter Party

~~LONDON~~ BERGEN, 12TH
December ~~19~~ 2005

IT IS THIS DAY AGREED between CORDOVA VESSEL LIMITED PARTNERSHIP, A CALIFORNIAN PARTNERSHIP of CALIFORNIA (hereinafter referred to as "Owners"), being owners of the good vessel called M/T "BRALI" T.B.R, "CHAMPION BRALI" (hereinafter referred to as "the vessel") described as per Clause 1 hereof and CHAMPION SHIPPING A/S of BERGEN, NORWAY (hereinafter referred to as "Charterers"):

Description and Condition of Vessel
1. At the date of delivery of the vessel under this charter
(a) she shall be classed: DNV 1A1 TANKER FOR OIL AND CAUSTIC SODA ESP EO INERT
(b) she shall be in every way fit to carry crude petroleum and/or its products;
(c) she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator and radar) in a good and efficient state:
(d) her tanks, valves and pipelines shall be oil-tight;
(e) she shall be in every way fitted for burning

at sea - fueloil with a maximum viscosity of Centistokes at 50 degrees Centigrade/any commercial grade of fueloil ("ACGFO") for main propulsion, marine diesel oil/ACGFO for auxiliaries in port - marine diesel oil/ACGFO for auxiliaries;

(f) she shall comply with the regulations in force so as to enable her to pass through the Suez and Panama Canals by day and night without delay;
(g) she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay;
(h) she shall comply with the description in ~~-Form-B~~ ANNEX 1 appended hereto, provided however that if there is any conflict between the provisions of ~~Form B~~ ANNEX 1 and any other provision, including this Clause 1, of this charter such other provision shall govern.

Shipboard Personnel and their Duties
2. (a) At the date of delivery of the vessel under this charter
(i) she shall have a full and efficient complement of master, officers and crew for a vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the vessel and her equipment competently and safely;
(ii) all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;
(iii) all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watch keeping for Seafarers,1978;
(iv) there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the vessel and those loading the vessel or accepting discharge there from to be carried out quickly and efficiently
~~(b) Owners guarantee that throughout the charter service the master shall with the vessel's officers and crew,-unless otherwise ordered by Charterers,~~
~~(i) prosecute all voyages with the utmost despatch;~~
~~(ii) render all customary assistance; and~~
~~(iii) load and discharge cargo as rapidly as possible when required by Charterers or-their- agents to-do-so-by-night-or-by-day;- but- always in accordance-with-the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the-flag-state.~~

Duty to Maintain

3. (i) Throughout the charter service Owners CHARTERERS shall, whenever the passage of time, wear and tear or any event (whether or not corning within Clause 27 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the vessel.
~~(ii) If at any time whilst the vessel-is-on-hire-under-this--charter the-vessel- fails to comply with the requirements of Clauses l.2(a) or 10 then -hire-shall -be- reduced -to-the extent necessary to indemnify Charterers for-such -failure. If -and -to -the- extent -that-such failure affects the time taken by the vessel to perform any services~~

~~under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time~~
~~Any reduction of hire under this sub Clause (ii) shall be without prejudice to any other remedy available-to-Charterers, but where such reduction of hire is in respect of time loot, such time shall be excluded from any calculation undcr-Clause-24-~~
~~(iii) If Owners are in breach of their obligation under Clause 3(i) Charterers may so notify Owners in writing: and if, after the-expiry-of-30-days-following-the-receipt-by-Owners-of -any -such notice, Owners have failed to demonstrate to Charterers' reasonable satisfaction the exercise of due diligence as required in Clause 3(i), the vessel-shall-be-off-hire; -and no further -hire- payments- shall- be due, until Owners have so demonstrated -that -they are exercising such due diligence.~~
~~Furthermore, -at -any time while-the-vessel-is-off-hire- under -this- Clause -3- Charterers have—the option to terminate this charter by giving notice in writing with effect from the date on which such notice of termination-is-received-by-Owners-or-from -any later- date-stated- in- such-notice.- This sub-Clause (iii)--is--without prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise (including without limitation-Charterers rights under Clause 21 hereof).~~

Period Trading Limits
4. Owners agree to let and Charterers agree to hire the vessel for a period of 5 YEARS commencing from the time and date of delivery of the vessel, for the purpose of carrying all lawful merchandise (subject always to Clause 28) ~~including in particular~~ WITHIN THE TRADING LIMITS AGREED IN CLAUSE 43.

~~in any part of the world, as Charterers shall direct, subject to the limits of the current British Institute Warranties and any subsequent amendments thereof.~~ Notwithstanding the foregoing, but subject to Clause 35. Charterers may order the vessel to ice-bound waters or to any part of the world outside such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the vessel's underwriters as a consequence of such order.
Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always afloat. Notwithstanding anything contained in this or any other clause of this charter. Charterers do not warrant the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the vessel shall be loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide.
~~The vessel shall be delivered by Owners at a port in~~ THE VESSEL IS TO BE DELIVERED ON TIMECHARTER FREE OF CARGO UPTO MAXIMUM 9 DAYS IN BALLAST OUT OF LOME IN DIRECTION AS INSTRUCTED BY CHARTERERS. SHOULD THE LOADING PORT FOR FIRST VOYAGE UNDER THIS TIME CHARTER BE SHORTER THAN 9 DAYS BALLAST THEN VESSEL TO BE ON CHARTER UPON ARRIVAL ANCHORAGE/PILOT STATION AT THIS FIRST LOADPORT. THIS DELIVERY IS BASED ON VESSEL'S CURRENT VOYAGE FINISHING WEST WAFRICA OTHERWISE DELIVERY TO TAKE PLACE AT ONE SAFE/BERTH ANCHORAGE AT OWNERS OPTION, SAFELY AFLOAT WITHIN UK/CONT/EUROMED OR USEC/USG/CARIBS RANGE AT OWNERS OPTION. DELIVERY TO TAKE PLACE BETWEEN 15TH JANUARY 2006 AND 15TH FEBRUARY 2006 WITH CANCELLING DATE 15TH FEBRUARY 2006 IN CHARTERERS OPTION. OWNERS TO PROVIDE 15/10/5 DA YS APPROXIMATE NOTICE AND 3/1 DA YS DEFINITE NOTICE OF VESSEL BEING READY FOR DELIVERY.
~~at Owners’ option and redelivered to Owners at a port in~~

~~at Charterers’-option.~~

Laydays/ Cancelling
5. The vessel shall not be delivered to Charterers before 15TH JANUARY 2006 and Charterers shall have the option of cancelling this charter if the vessel is not ready and at their disposal on or before 15TH FEBRUARY 2006

~~Owners to Provide~~
~~6. Owners undertake to provide and to pay for all provisions, wages, and shipping and discharging fees and all other expenses of the master, officers and crew; also, except as provided in Clauses 4 and 34 hereof, for all insurance on the vessel, for all deck, cabin and engine room stores, and for water; for all drydocking, overhaul, maintenance and repairs to the vessel; and for all fumigation expenses and de rat certificates. Owners' obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the vessel is on hire.~~

Charterers to Provide
7. Charterers shall provide and pay for all fuel AND ALL COSTS RELATED TO THEIR CHOSEN MANAGER'S RUNNING OF THE VESSEL (except fuel used for domestic services), towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and ~~all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners' account when such items are consumed, employed or incurred for Owners' purposes or while the vessel is off hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 21 or 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.~~

Rate of Hire
8. Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate of AGREED IN CLAUSE 44 per day, and pro rata for any part of a day, from the time and date of her delivery (~~local time~~ UTC) until the time and date of her redelivery (~~local time~~ UTC) to Owners.

Payment of Hire
9. Subject to Clause 3(iii), payment of hire shall be made in immediately available funds to: COMERCIA BANK, TWO EMBARCADERO CENTER #300, SAN FRANCISCO CA 94111
Account 1891533166 - ABA#121137522 - SWIFT CODE: MNBDUS33
IN FAVOUR OF: PLM INTERNATIONAL, INC. - AS AGENTS in per ~~calendar month~~ 15 DAYS in advance, ~~less~~:

~~(i) any hire pay which Charterers reasonably estimate to relate to off-hire periods, and~~
~~(ii) any amounts disbursed on Owners' behalf; any advances and commission thereon, and charges-which are for Owners' account-pursuant to any provision hereof, and~~

~~(iii) any amounts due or reasonably estimated to become due to Charterers-under Clause 3(ii) or any such adjustments to be made at -the due date for -the- next monthly payment after the facts have been ascertained.~~ Charterers shall not be responsible for any delay or error by Owners' bank in crediting Owners' account provided that Charterers have made proper and timely payment.

In default of such proper and timely payment,

(a) Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due including interest, failing which Owners may withdraw the vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise; and

(b) Interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime Interest Rate as published by the Chase Manhattan Bank in New York at 12.00 New York time on the due date.

or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

Space Available to ~~Charters~~
10. The whole reach, burthen and decks of the vessel and any passenger accommodation (including Owners' suite) shall be at Charterers' disposal, ~~, reserving only proper and sufficient space for the vessel's master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed   tonnes at any time during the charter period.~~

~~Overtime~~
~~11. Overtime pay of the master, officers and crew in accordance with ship's articles shall be for Charterers' account when incurred, as a result of complying with the request of Charterers or their agents, for loading, discharging, heating of cargo, bunkering or tank cleaning.~~

~~Instructions and Logs~~
~~12. Charterers shall from time to time give the master all requisite instructions and sailing directions, and he shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required, The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for such voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at Owners' expense of any such documents which are not provided by the master.~~

Bills of Lading
13. (a) The master (~~although appointed by Owners~~) shall be under the orders and direction of Charterers as regards employment of the vessel, agency and other arrangements, and shall sign bills of lading as Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise

~~(i) from signing bills of lading in accordance with the directions of Charterers, or their agents, to the extent that the terms of such bills of lading fail to conform to the requirements of this charter, or (except as provided in Clause 13(b)) from the master otherwise complying with Charterers or their agents orders:~~

~~(ii) from any irregularities in papers supplied by Charterers or their agents.~~
~~(b) Notwithstanding the foregoing, Owners shall not be obliged to comply with any orders from Charterers to discharge all or part of the cargo~~
~~(i) at any place other than that shown on the bill of lading and/or~~
~~(ii) without presentation of an original bill of lading~~
~~unless they have received from Charterers both written confirmation of such orders and an indemnity in a form acceptable to Owners.~~

~~Conduct of Vessel's Personnel~~
~~14. If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.~~

Bunkers at Delivery and Redelivery
15. Charterers shall accept and pay for all bunkers AND UNUSED LUBEOILS IN STORAGE TANKS AND SEALED DRUMS on board at the time of delivery, and Owners shall on redelivery (whether it occurs at the end of the charter period or on the earlier termination of this charter) accept and pay for all bunkers remaining on board, at the then-current market prices at the port of delivery or redelivery, as the case may be, or if such prices are not available payment shall be at the then-current market prices at the nearest port at which such prices are available; provided that if delivery or redelivery does not take place in a port payment shall be at the price paid at the vessel's last port of bunkering before delivery or redelivery, as the case may be. ~~Owners shall give Charterers the use and benefit of any fuel contracts they may have in force from time to time, if so required by Charterers, provided suppliers agree.~~

~~Stevedores, Pilots, Tugs~~
~~16. Stevedores when required shall be employed and paid by Charterers, but this shall not relieve Owners from responsibility at all times for proper-stowage, which must be controlled by the master who shall keep a strict account of all cargo loaded and discharged Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of~~

~~pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in the service .of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in fact the servants of Charterers their agents or any affiliated company); provided, however, that~~
~~(i) the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots, tugboats or stevedores, and~~
~~(ii) Charterers shall be liable for any damage to the vessel caused by or arising out of the use of stevedores, fair wear and tear excepted, to the extent that Owners are unable by the exercise of due diligence to obtain redress therefor from stevedores.~~

~~Supernumeraries~~
~~17. Charterers may send representatives in the vessel's available accommodation upon any voyage made under this charter, Owners finding provisions and all requisites as supplied to officers, except liquors. Charterers paying at the rate of per day for each representative while on board the vessel.~~

Sub-letting	18. Charterers may sub-let the vessel, but shall always remain responsible to Owners for due fulfilment of this charter. SEE ALSO CLAUSES 46 AND 62.

~~Final Voyage~~
~~19. If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers' reasonable estimate of the time necessary to complete Charterers' programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for~~
~~(i) disbursements on Owners' behalf or charges for Owners' account pursuant to any provision hereof, and~~
~~(ii) bunkers on board at redelivery pursuant to Clause 15~~
~~Promptly after redelivery my overpayment shall be refunded by Owners or any underpayment made good by Charterers.~~
~~If. at the time this charter would otherwise terminate in accordance with Clause 4 the vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be.~~

Loss of Vessel
20. Should the vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss; should the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on which the vessel's underwriters agree that the vessel is a constructive total loss; should the vessel be missing, this charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

~~Off hire~~
~~21 (a) On each and every occasion that there is loss of time (whether by way of interruption in the vessel’s service or; from reduction in the vessel's performance, or in any other manner)~~
~~(i) duo to deficiency of personnel or stores; repairs; gas freeing for repairs; time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the vessel; or any other similar cause preventing the efficient working. of the vessel; and such loss continues for more than three consecutive hours (if resulting from interruption in the vessel's service) or cumulates to more than three hours (if resulting from partial loss of service); or~~
~~(ii) due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or~~
~~(iii) for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers' representative carried under Clause 17 hereof) or for the purpose of landing the body of any person (other than a Charterers' representative); and such loss continues for more than three consecutive hours: or~~
~~(iv) due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or~~
~~(v) due to detention of the vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the vessel, the vessel's owners, or Owners (unless brought about by the act or neglect of Charterers); then~~
~~without prejudice to Charterers' rights under Clause 3 or to any other rights of Charterers hereunder or otherwise the vessel shall be off hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such, loss of time commenced; provided however, that any service given or distance made good by the vessel whilst off hire shall be taken into account in assessing the amount to be deducted from hire.~~
~~(b) If the vessel fails to proceed at any guaranteed speed pursuant to Clause 24, and such failure arises wholly or partly from any of the causes set out in Clause 21(a) above, then the period for which the. vessel shall be off hire under this Clause 21 shall be the difference between~~
~~(i) the time the vessel would have required to perform the relevant service at such guaranteed speed, and~~
~~(ii) the time actually taken to perform such service (including any less of time arising from interruption in the performance of such service).~~
~~For the avoidance of doubt; all time included under (ii) above shall be excluded from any computation under Clause 24.~~
~~(c) Further and without prejudice to the foregoing; in the event of the vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 21(a), the vessel shall be off hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided however that any service given or distance made good by the vessel whilst so off hire shall be taken into account in assessing the amount to be deducted from hire. If the vessel, for any cause or purpose mentioned in Clause 21(a), puts into any port other than the port to which she is bound on the~~

~~instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.~~

~~(d) If the vessel's flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the vessel shall be off hire and Owners shall have the right to employ the vessel on their own account.~~

~~(e) Time during which the vessel is off hire under this charter shall count as part of the charter period.~~

Periodical Drydocking
22. (a) ~~Owners~~ CHARTERERS have the right and obligation to drydock the vessel at regular intervals ~~of~~ AS REQUIRED BY CLASS, VESSELS NEXT SCHEDULED DRYDOCK IS ON OR ABOUT OCTOBER 2008. ALL DRYDOCK TIME AND RELATED EXPENSES TO BE FOR CHARTERERS ACCOUNT. OWNERS AND CHARTERERS TO MUTUALLY AGREE ON VESSEL'S DRYDOCKING BUDGET. ~~On each occasion Owners shall propose to Charterers a date on which they wish to dry dock the vessel, not less than before such date, and Charterers shall offer a port far such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as practicable.~~

~~Owners~~ CHARTERERS shall put the vessel in drydock at their ~~expense as soon as practicable after Charterers place the vessel at Owners' disposal clear of cargo other than tank washings and residues. Owners shall be responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have the right to retain any monies received therefor, without prejudice to any claim for loss of cargo under any bill of lading or this charter;~~

~~(b) If a periodical drydocking is carried out in the port offered by Charterers (which must have suitable accommodation for the purpose and reception facilities for tank washings and residues), the vessel shall be off hire from the time she arrives at such port until drydocking is completed and she is in every way ready to resume Charterers' service and is at the position at which she went off hire or a position no less favourable to Charterers; whichever she first attains. However,~~

~~(i) provided that Owners exercise due diligence in gas freeing, any time lost in gas freeing to the standard required for entry into drydock for cleaning and painting the hull shall not count as off hire, whether lost on passage to the dry docking port or after arrival there (notwithstanding Clause 21), and~~

~~(ii) any additional time lost in further gas freeing to meet the standard required for hot work or entry to cargo tanks shall count as off hire, whether lost on passage to the drydocking port or after arrival there.~~

~~Any time which, but for sub Clause (i) above; would be off hire, shall not be included in any calculation under Clause 24.~~
~~The expenses of gas freeing, including without limitation the cost of bunkers, shall be for Owners account.~~

~~(c) If Owners require the vessel, instead of proceeding to the offered port, to carry out periodical drydocking at a special port selected by them, the vessel shall be off hire from the time when she is released to proceed to the special port until she next presents for loading in accordance with Charterers' instructions, provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at the service speed had the vessel not proceeded to drydock. All fuel consumed shall be paid for by Owners but Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any benefit they may gain in purchasing bunkers at the special port.~~

~~(d) Charterers shall, insofar as cleaning for periodical drydocking may have reduced the amount of tank cleaning necessary to meet Charterers' requirements, credit Owners with the value of any bunkers which Charterers calculate to have been saved thereby, whether the vessel dry docks at an offered or a special port.~~

Ship Inspection
23. ~~Charterers~~ OWNERS shall have the right at any time during the charter period to make such inspection of the vessel as they may consider necessary. This right may be exercised as often and at such intervals as ~~Charterers~~ OWNERS in their absolute discretion may determine and whether the vessel is in port or on passage. ~~Owners~~ CHARTERERS affording all necessary co-operation and accommodation on board provided, however,

~~(i) that neither the exercise nor the non exercise, nor anything done or not done in the exercise or non exercise, by Charterers of such right shall in any way reduce the master's or Owners' authority over, or responsibility to Charterers or third parties for the vessel and every aspect of her operation, nor increase Charterers' responsibilities to Owners or third parties for the same; and~~

(ii) that ~~Charterers~~ OWNERS shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non exercise of the aforesaid right.

~~Detailed Description and Performance~~	~~24. (a) Owners guarantee that the speed and consumption of the vessel shall be as follows:~~

~~Average speed~~	~~Maximum average bunker consumption~~
~~in knots~~	~~main propulsion~~	~~auxiliaries~~
	~~fuel oil/diesel oil~~	~~fuel oil/diesel oil~~
	~~tonnes~~	~~tonnes~~
~~Laden~~

~~Ballast~~

~~The foregoing bunker consumptions are for all purposes except cargo heating and tank cleaning and shall be pro rated between the speeds shown.~~

~~The service speed of the vessel is knots laden and knots in ballast and in the absence of Charterers’ orders to the contrary the vessel shall proceed at the service speed. However if more than one laden and one ballast speed are shown in the table above Charterers shall have the right to order the vessel to steam at any speed within the range set out in the table (the “ordered speed”).~~
~~If the vessel is ordered to proceed at any speed other than the highest speed shown in the table, and the average speed actually attained by the vessel during the currency of such order exceeds such ordered speed plus 0.5 knots (the “maximum recognized speed”), then for the purpose of calculating any increase or decrease of hire under this Clause 24 the maximum recognized speed shall be used in place of the average speed actually attained.~~
~~For the purposes of this charter the “guaranteed speed” at any time shall be the then current ordered speed or the service speed, as the case may be~~
~~The average speeds and bunker consumptions shall for the purpose of this Clause 24 be calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each period stipulated in Clause 24(c), but excluding any time during which the vessel is (or but for Clause 22(b) (i) would be) off-hire and also excluding “Adverse Weather Periods”, being (i) any periods during which reduction of speed is necessary for safety in congested waters or in poor visibility (ii) any days, noon to noon, when winds exceed force 8 on the Beaufort Scale for more than 12 hours.~~
~~(b) If during any year from the date on which the vessel enters service (anniversary to anniversary) the vessel falls below or exceeds the performance guaranteed in Clause 24(a) then if such shortfall or excess results~~
~~(i) from a reduction or an increase in the average speed of the vessel, compared to the speed guaranteed in Clause 24(a), then an amount equal to the value at the hire rate of the time so lost or gained, as the case may be, shall be deducted form or added to the hire paid:~~
~~(ii) from an increase or a decrease in the total bunkers consumed, compared to the total bunkers which would have been consumed had the vessel performed as guaranteed in Clause 24(a), an amount equivalent to the value of the additional bunkers consumed or the bunkers saved, as the case may be, based on the average price paid by Charterers for the vessel’s bunkers in such period, shall be deducted from or added to the hire paid.~~
~~The addition to or deduction from hire so calculated for laden and ballast mileage respectively shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather Periods, by dividing such addition or deduction by the number of miles over which the performance has been calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather Periods, in order to establish the total addition to or deduction from hire to be made for such period.~~
~~Reduction of hire under the foregoing sub Clause (b) shall be without prejudice to any other remedy available to Charterers~~
~~(c) Calculations under this Clause 24 shall be made for the yearly periods terminating on each successive anniversary of the date on which the vessel enters service, and for the period between the last such anniversary and the date of termination of this charter if less than a year. Claims in respect of reduction of hire arising under this Clause during the final year or part year of the charter period shall in the first instance be settled in accordance with Charterers’ estimate made two months before the end of the charter period. Any necessary adjustment after this charter terminates shall be made by payment by Owners to Charterers or by Charterers to Owners as the case may require.~~
~~Payments in respect of increase of hire arising under this Clause shall be made promptly after receipt by Charterers of all the information necessary to calculate such increase.~~

Salvage
25. Subject to the provisions of Clause 21 hereof, all loss of time and all expenses ( excluding any damage to or loss of the vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that ~~Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 25.~~
All salvage and all proceeds from derelicts shall be divided ~~equally between Owners and~~ PAID TO Charterers after deducting the master's, officers' and crew's share.

Lien
26. Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this charter: and Charterers shall have a lien on the vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter.

Exceptions
27. (a) The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the vessel: fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery: provided, however, that Clauses 1 , 2, 3 and 24 hereof shall be unaffected by the foregoing. Further, neither the vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.
(b) The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property,
(c) Clause 27(a) shall not apply to or affect any liability of Owners or the vessel or any other relevant person in respect of
(i) loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter, whether or not such works or equipment belong to Charterers, or
(ii) any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. All such claims shall be subject to the Hague-Visby Rules or the Hague Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant bill of lading (whether or not such Rules were so incorporated) or, if no such bill of lading is issued, to the Hague-Visby Rules,
(d) In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.

Injurious Cargoes
28. No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the foregoing any damage to the vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers' account. No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the vessel to capture or seizure by rulers or governments.

Grade of Bunkers
29. Charterers shall supply marine diesel oil/fuel oil with a maximum viscosity of Centistokes at 50 degrees Centigrade/ACGFO for main propulsion and diesel oil/ACGFO for the auxiliaries. If Owners require the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.
Charterers warrant that all bunkers provided by them in accordance herewith shall be of a quality complying with the International Marine Bunker Supply Terms and Conditions of Shell International Trading Company and with its specification for marine fuels as amended from time to time.

~~Disbursements~~
~~30. Should the master require advances for-ordinary disbursement at any port, Charterers or their agents shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half percent, and all such advances and commission shall be dedicated from hire.~~

Laying-up
31. Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the vessel at a safe place nominated by Charterers. , ~~in which case the hire-provided for under this charter shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay up, Charterers may exercise the said option any number of times during the charter period:~~

Requisition
32. Should the vessel be requisitioned by any government, de facto or de jure, during the period of this charter, the vessel shall be off-hire during the period of such requisition, and any hire paid by such government in respect of such requisition period shall be for Owners' CHARTERERS account. Any such requisition period shall count as part of the charter period.

~~Outbreak of War~~
~~33. If war or hostilities break out between any two or more of the following countries: U.S.A., U.S.S.R., P.R.C., U.K., Netherlands both Owners and Charterers shall have the right to cancel this charter.~~

~~Additional War Expenses~~
~~34. If the vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any additional insurance premia, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given such expenses as soon as practicable and in any event before such expenses are incurred, provided further the Owners obtain from their insurers a waiver of any subrogated rights against Charters in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.~~

~~War Risks~~
~~35. (a) The master shall not be required or bound to sign bills of lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the vessel to enter or reach owning to any blockade, war, hostilities, warlike operations, civil war, civil commotions or revolutions.~~
~~(b) If in the reasonable opinion of the master of Owners it becomes, for any of the reason set out in Clause 35(a) or the operations of international law, dangerous, impossible or prohibited for the vessel to reach or enter, or to load or discharge cargo at, any place to which the vessel has been ordered pursuant to this charter(a “place of peril”), then Charters or their agents shall be immediately notified by telex or radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this charter (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of peril and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfillment of Owners’ obligations under this charter so far as cargo so discharged is concerned.~~
~~(c) The vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wide whatsoever or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done such shall not be deemed a deviation.~~
~~If by reason of or in compliance with any such direction or recommendation the vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected, Such discharge shall be deemed to be due fulfillment of Owners obligations under this charter so far as cargo so discharged concerned.~~
~~Charterers shall procure that all bills of lading issued under this charter shall contain the Chamber of Shipping War Risks Clause 1952.~~

Both to Blame Collision Clause
36. If the liability for any collision in which the vessel is involved while performing this charter fails to be determined in accordance with the laws of the United States of America, the following provision shall apply:
"If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier."
"The foregoing provisions shall also apply where the. owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact."

Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the vessel is involved falls to be determined in accordance with the laws of the United States of America.

New Jason Clause
37. General average contributions shall be payable according to the York/Antwerp Rules, 1974 AS AMENDED IN 1994 , and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:
"In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo."
"If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery,"
Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

Clause Paramount
~~38. Charterers shall procure that all bills of lading issued pursuant to this charter shall contain the following clause;~~ SEE CLAUSE 55.
~~“(1) Subject to sub-clause (2) hereof, this bill of lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the “Hague Visby Rules.”~~
~~“(2) If there is governing legislation which applies the Hague Rules compulsorily to this bill of lading, to the exclusion of the Hague Visby Rules, then this bill of lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”~~
~~“(3) If any term of this bill of lading is repugnant to the Hague Visby Rules, or Hague Rules if applicable, such term shall be void to that extent but no further.”~~
~~“(4) Nothing in this bill of lading shall be constructed as in any way restricting, excluding or waiver the right of any relevant part or person to limit his liability under any available legislation and/or law.”~~

TOVALOP
39. ~~Owners~~ CHARTERERS warrant that the vessel is:
~~(i) a tanker in TOVALOP and~~
(ii) properly entered in
P&I Club
and will so remain during the currency of this charter.
~~When an escape or discharge of Oil occurs from the vessel and causes or threatens to cause Pollution Damage, or when there is the threat of an escape or discharge of Oil (i.e. a grave and imminent danger of the escape or discharge Oil which, if it occurred, would create a serious danger of Pollution Damage, whether or not an escape or discharge in fact subsequently occurs), then Charterers may, at their option, upon notice to Owners or master, undertake such measures as are reasonably necessary to prevent or minimize such Pollution Damage or to remove the Threat, unless Owners promptly undertake the same. Charterers shall keep Owners advised of the nature and result of any such measures taken by them and, if time permits the nature of the measures intended to be taken by them. Any of the aforementioned measures taken by Charterers shall be deemed taken on Owners’ authority as Owners’ agent, and shall be at Owners’ expense except to the extent that:~~
~~(1) any such escape or discharge or Threat was caused or contributed to by Charterers, or~~
~~(2) by reason of the exceptions set out in Article III, paragraph 2, of the 1969 International Convention on Civil Liability for Oil Pollution Damage, Owners are or, had the said Convention applied to such escape or discharge or to the Threat, would have been exempt from liability for the same, or~~
~~(3) the cost of such measures together with all other liabilities, costs and expenses of Owners arising out of or in connection with such escape or discharge or Threat exceeds one hundred and sixty United States Dollars (US $160) per ton of the vessel’s Tonnage or sixteen million eight hundred thousand United States Dollars (US $16,800,000), whichever is the lesser, save and insofar as Owners shall be entitled to recover such excess under either the 1971 International Convention on the Establishment of an International Fund for Compensation for Oil Pollution Damage or under CRISTAL;~~
~~PROVIDED ALWAYS that if Owners in their absolute discretion consider said measures should be discontinued. Owners shall so notify Charterers and thereafter Charterers shall have no right to continue said measures under the provisions of this Clause 39 and all further liability to Charterers under this Clause 39 shall thereupon cease.~~
~~The above provisions are not in derogation of such other rights as Charterers or Owners may have under this charter or may otherwise have or acquire by law or any International Convention or TOVALOP.~~
~~The term “TOVALOP” means the Tanker Owners’ Voluntary Agreement Concerning Liability for Oil Pollution dated 7th January 1969, as amended form time to time, and the term “CRISTAL” means the Contract Regarding an Interim Supplement to Tanker Liability for Oil Pollution dater 14th January 1971, as amended from time to time. The terms “Oil”, “Pollution Damage”, and “Tonnage” shall for the purposes of this Clause 39 have the meanings ascribed to them in TOVALOP.~~

Export Restrictions
40. The master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped
Charterers shall procure that all bills of lading issued under this charter shall contain the following clause:

"If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this bill of lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this bill of lading so far as the cargo so discharged is concerned".

The foregoing provision shall apply mutatis mutandis to this charter, the references to a bill of lading being deemed to be references to this charter.

Law and Litigation	41. (a) This charter shall be construed and the relations between the parties determined in accordance with the laws of England.
(b) Any dispute arising under this charter shall be decided by the English Courts to whose jurisdiction the parties hereby agree.

(c) Notwithstanding the foregoing, but without prejudice to any party's right to arrest or maintain the arrest of any maritime property, either party may, by giving written notice of election to the other party, elect to have any such dispute referred to the arbitration of a single arbitrator in London in accordance with the provisions of the Arbitration Act 1950, or any statutory modification or re-enactment thereof for the time being in force.

(i) A party shall lose its right to make such an election only if:
(a) it receives from the other party a written notice of dispute which
(1) states expressly that a dispute has arisen out of this charter:
(2) specifies the nature of the dispute: and
(3) refers expressly to this clause 41(c)
and
(b) it fails to give notice of election to have the dispute referred to arbitration not later than 30 days from the date of receipt of such notice of dispute.
~~(ii) The parties hereby agree that either party may~~
~~(a) appeal to the High Court on any question of law arising out of an award:~~
~~(b) apply to the High Court for an order that the arbitrator state the reasons for his award:~~
~~(c) give notice to the arbitrator that a reasoned award is required: and~~
~~(d) apply to the High Court to determine any question of law arising in the course of the reference.~~

~~(d) it shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this charter, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.~~

Construction	42. The side headings have been included in this charter for convenience of reference and shall in no way affect the construction hereof.

RIDER CLAUSES 43-67 AS ATTACHED HERETO TO BE INCORPORATED IN THIS TIME CHARTER PARTY.

OWNERS:	TIME CHARTERERS:

CHAMPION SHIPPING AS

/s/ illegible

This Charter Party is a computer generated copy of the SHELLTIME4 Charter Party form, printed using software which is the copyright of Strategic Software Limited.

This is a precise copy of the original document which can be modified, amended or added to only by the striking out of original characters, or the insertion of new characters, such characters being clearly highlighted by underlining or use of colour or use of a larger font and marked as having been made by the licensee or end user as appropriate and not by the author.

SHELLTIME 4 RIDER CLAUSES "BRALI" TBR. "CHAMPION BRALI"

43. TRADING LIMITS CLAUSE
World-wide within the British Institute Warranty Limits, as may be revised from time to time to time, or within the limits applying in Charterers' insurances in effect from time to time, however excluding any war zones and any other areas to which restrictions may be imposed by the United Nations or the flag state. The Charterers may be allowed to breach the trading limits as described above subject to the Charterers paying any extra insurance premium supported by vouchers from Charterers' underwriters.

44. RATE OF HIRE
Subject to the terms and conditions of the Charter Ancilliary Agreement, the Charterers shall pay for the use of the vessel in accordance with the terms of this Charter Party a daily rate in US Dollars consisting of two components, a 'financial element' of US$14,500.- per day and an 'operating element' estimated at US$5,500.- per day giving a total rate of US$20,000.- per day. Out of this gross amount Charterers are to deduct at source 2 % brokerage which they are to pay directly to the brokers involved in accordance with clause 66. of this Charter-party. This charter is 'hell or high water' meaning the vessel is on charter 365 days per annum with there being no offhire.
The vessel is chartered with an estimated operating expense of US$5,500 per day. If the overall operating expense is lower than said amount then Owners to refund to Charterers the difference between actual amount and the afore stated amount. Reconciliation of accounts to be completed on a quarterly basis based on the submitted account from the Management company.
If the vessel's operating expenses exceed US$5,500.- per day then Charterers to make Owners whole for any difference. This amount to be settled on a quarterly basis based on submitted accounts from the Management.
If the budgeted operating expenses alter either higher or lower by a margin of 10% from the agreed US$5,500.- (i.e. above US$6,050.- per day or below US$4,950.- per day) then hire for the subsequent period up until the next reconciliation to be adjusted accordingly.

45. OPTIONS
Non-applicable.

46. CHANGE OF OWNERSHIP CLAUSE
The Owners agree not to sell the Vessel during the currency of this Time Charter without the written approval of the Charterers which approval may be withheld in the Charterers' sole discretion. For purposes of this Clause 46, any sale, assignment, transfer, conveyance or disposition of the shares of the Owners, directly or indirectly through intermediate holding companies, to any third party not controlled, shall be deemed a sale of the Vessel.

47. CHANGE OF CLASSIFICATION SOCIETY
The Charterers shall have the right to change the Vessel's classification society to another classification society being a member of the IACS, subject to obtaining the prior written approval of the Owners, which approval may be withheld in the Owners' sole discretion.

SHELLTIME 4 RIDER CLAUSES "BRALI" TBR. "CHAMPION BRALI"

48. HOUSE FLAG
The Charterers and any sub-Charterers shall be allowed to fly their house flag and to paint the Vessel's funnel with their own colours, if desired, at Charterers' expense.

49. FLAG CLAUSE
The Vessel will fly the flag of Marshall Island with the right of the Charterers to have title to the Vessel registered in any other register at any time at Charterers cost and expense also with regard to higher operating costs incurred thereby. A change of flag must be approved by the Owners, Owners approval not to be unreasonably withheld.

50. ADDITIONAL SMALL EQUIPMENT CLAUSE
The Charterers shall be at liberty to supplement lines and mooring wires, to fit any additional pumps and/or other vessel gear beyond what is on board at the commencement of the Charter, and to make the necessary connections with hydraulic, steam or water pipes. Such work to be done at their expense, and such pumps and/or gear so fitted to be considered their property, and the Charterers shall be at liberty to remove it a their expense and time during or at the expiry of this Charter with the Vessel to be left in her original condition. Such additions always to be approved by class. The Owners shall, however, have the option to take over such additional equipment at a price to be agreed between Charterers and owners.

51.	CHANGES/IMPROVEMENTS NECESSARY FOR THE OPERATION OF THE VESSEL OR IMPOSED BY LEGISLATION OR CLASS
51.1
In the event any improvement, structural change or the installation of new equipment is imposed by compulsory legislation and/or class rules, Charterers shall have the right at their own cost to effect such improvement, changes or installation, without the Owners' consent.

51.2
In the event any improvement, structural change or the installation of new equipment is deemed necessary by the Charterers for the continued operation of the Vessel, Charterers shall have the right at their own cost to effect such improvement, changes or installation, with the Owners' consent which shall not unreasonably be withheld.

51.3	The Owners have to be notified in writing in advance by the Charterers about any changes and/or improvements as per clauses 51.1 and 51.2.

51.4.	Any change, improvement or installation made pursuant to this Clause 51 shall become the property of Owners.

51.5	Nothing in this Clause 51 shall be construed as to impose any obligation on the Owners to effect any improvement or structural change with respect to or install new equipment on the vessel.

52. LIGHTERAGE
Charterer may require vessel to perform a vessel to vessel lighterage operation at anchor or underway off any load or discharge port(s) or any designated lightering location in the open sea, in which event Charterer will provide the lighter, fenders, hoses and any other equipment deemed necessary by Charterer. Lighterage to be conducted always in accordance with OCIMF guidelines.

SHELLTIME 4 RIDER CLAUSES "BRALI" TBR. "CHAMPION BRALI"

53. NEW CLAUSE PARAMOUNT
The Charterers warrant to include following clauses in all Bills of Lading issued pursuant to this Time Charter by them or any sub-Charterer:

(i)
Subject to sub clauses (2) or (3) hereof, this Bill of Lading shall be governed by, and have effect subject to the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the "Hague Rules") as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the "Hague-Visby Rules"). Nothing contained herein shall be deemed to be either a surrender by the carrier of any rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby rules.

(ii)
If there is governing legislation which applies the Hague Rules compulsory to this Bill of Lading to the exclusion of the Hague-Visby rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague rules.

(iii)
If there is governing legislation which applies the Hamburg Rules compulsory to this Bill of Lading to the exclusion of the Hague-Visby rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities under the Hamburg Rules.

(iv)	If any term of this Bill of Lading is repugnant to the Hague-Visby rules, or Hague Rules or Hamburg rules, if applicable, such terms shall be void to that extent but no further.

54. TIME CHARTER ENVIRONMENTAL LEGISLATION (COFR) CLAUSE
If Vessel is to call at any port where environmental legislation has been enacted that requires the procurement of financial guarantee, special certificates or special permits, all related costs payable per call related to compliance with such legislation (including obtaining a Certificate of Financial Responsibility and other requirements of the Oil Pollution Act of 1990, as amended from time to time, with respect to any U.S. port) shall be paid by Charterers, owners shall supply any relevant documents to Charterers, and Charterers shall have the benefit of any eventual discount on the above.

55. ASSIGNMENT CLAUSE
Notwithstanding any other provisions of the Time Charter Party, the Charterers may assign all of their rights and obligations under this Time Charter Party to any affiliate, but the Charterers to remain fully responsible for the fulfilment of the Charter Party.

56. NOTICE CLAUSE
The Charterers to give 30 days approximate and 5 days definite notice of redelivery to the Owners.

SHELLTIME 4 RIDER CLAUSES "BRALI" TBR. "CHAMPION BRALI"

57. ENGLISH LANGUAGE CLAUSE
The Charterers undertake to have fluent English speaking officers available onboard and ashore to ensure appropriate communications between Charterers/Owners/Managers/Agents/ Authorities/Terminal Officials.

58. OWNERS' INDEMNITY CLAUSE FOR ARREST
Charterers shall indemnify and hold harmless Owners from and against any harmful consequences, damages and/or losses of whatever nature suffered by Charterers as a consequence of any arrest or detention of the Vessel or other action against the Vessel.

59. CHARTER ANCILLARY AGREEMENT
The technical management will be based on Charterers' decision as to who manages the vessel. All operating decisions and all costs will be for Charterers account, and Owners will act upon all Charterers reasonable instructions in this regard. It is likely that Charterers will continue with vessel's present Managers V. SHIPS FLORIDA and a copy of the existing management contract is attached to this Charter Party.

60. TERMINATION PROVISIONS
In addition to the provisions with respect to termination set forth in clauses 9,20,32 and 58 hereof, certain termination provisions with respect to this Agreement/Charter are set forth in the Charter Ancillary Agreement.

61. THIRD PARTY CLAUSE
Except as may be otherwise agreed in writing by the parties with any third party, a person who is not party to this Agreement/Charter may not enforce, or otherwise have the benefit of, any provision of this Agreement/Charter under the Contracts (Rights of Third Parties Act 1999), but this provision does not affect any right or remedy of a third party which exists or is available apart from that Act.

62. CHARTERERS' OPTION TO DIRECT BAREBOAT OF VESSEL
The Charterers shall have the right to direct the Owners to bareboat charter the Vessel to an unrelated third party, however, the Managers of the Vessel shall not be changed without the written approval of the Owners.

53. EARLY TERMINATION OF THE TIMECHARTER.
At the end of year 1 of this Charter, Charterers have the option to prepay the balance of the Charter for US$15 million. After such prepayment Charterers will be able to purchase the vessel for US$1.
After 3 years, Charterers and owners have a mutual put/call option to have the balance of the Charter prepaid for US$6.35 million and the subsequent purchase being for US$1. If Charterers or Owners do not exercise the above options, the vessel will remain on Charter until the end of the 5 years period with Charterers having the option to purchase the vessel at the end of the 5 years period by paying US$1.

The above amounts are based on change of ownership taking place 365,1095 or 1825 days after the vessel has been delivered on time-charter. Delivery to take place earliest 30 days prior or latest 60 days after 1, 3 and 5 years time-charter have elapsed with the prepaid amount to be adjusted by US$ 14.500 per day.

The terms under which change of Ownership are to take place are outlined in the attached MOA.

SHELLTIME 4 RIDER CLAUSES "BRALI" TBR. "CHAMPION BRALI"

64. INSURANCE
All vessels insurances are to be placed and paid by Charterers.
If vessel becomes a CTL during the Timecharter period, the funds due to Owners to be US$19 mill as per day one and be reduced with US$11,000 every day vessel has been on charter up to the day she is declared a CTL. Balance of eventual insurance amount is due to Charterers. Same principle to apply for all other insurance matters.

Charterers may place vessel's insurances differently from the present arrangements via V.Ships, however coverage to be no less.

65. CARGO CLAUSE
Charterers have the right to carry any products onboard the vessel as long as in accordance with her certificates and coating resistance list.

66. ENCUMBRANCES
Vessel is owned free of debt. In the event Owners place any encumbrances on the vessel in the form of a mortgage or similar debt, then Owners will obtain for Charterers a traditional letter of "Quiet enjoyment".

67. COMMISSION CLAUSE
Owners authorize Charterers to deduct 2 percent at source on all monies earned and remit to KS JOACHIM GRIEG AND CO., BERGEN for equal division with WEBERCOMPASS (HELLAS) SA.

OWNERS	TIMECHARTERERS

CHAMPION SHIPPING AS

/s/ illegible

SHELLTIME 4 RIDER CLAUSES "BRALI" TBR. "CHAMPION BRALI"

ANNEX 1

"BRALI" TBR "CHAMPION BRALI"

Type:	Oil Tanker
(Double Hull)

Flag:	Marshall Island
Registry No.:
Built:	1985

Class:	DnV 1Al Tanker for Oil and caustic soda, ESP EO Inert

IMO No.:	8309799

Call sign:	C6P42

Vessel to be delivered into time charter in substantially the same condition as when inspected At Remontowa Shipyard 24th November 2005, fair wear and tear excepted, Class maintained, free of recommendations and free of average damage affecting class, with all national and international trading certificates valid and unextended at time of delivery.

Vessel to be delivered with her CAP 1 rating valid and with her 4th Special Survey fully passed with minimum following vettings in place:
Chevron/BP/Shell/Repsol, this provided that V. Ships Florida continue as managers. Last three cargoes prior delivery to be unleaded CPP.

Bunker-consumption at time of delivery on charter Consumption at Sea: Loaded
Speed abt. 13k
ME 27.5 mt/day FO
A/E 0 mt/day FO with shaft generator on. 2.5 mt/day FO with shaft generator off.
A/E 0 mt/day DO. IG 6.5. mt/day DO if in use. Boiler 0 mt/day

Consumption at Sea: Ballast
Speed abt. 13kn
ME 26.0 mt/day FO
A/E 0 mt/day FO with shaft generator on. 2.5 mt/day FO with shaft generator off.
A/E 0 mt/day DO. IG 6.5. mt/day DO if in use.. Boiler 0 mt/day

SHELLTIME 4 RIDER CLAUSES "BRALI" TBR. "CHAMPION BRALI"

ANNEX 1 continued

Consumption in Port: Discharge
Boiler 3.0 mt/day FO
A/E 3.0 mt/day FO for each of the two FO A/E if in use.
A/E 2.0 mt/day DO for when the DO generator in use.
NB For maximum discharge rate of cargo all three A/E in use i.e. 2 x
FO & 1 x DO.
IG 6.5 mt/day DO

Consumption in Port: Loading & at Anchor Boiler 3.0 mt/day FO A/E 3.0 mt/day FO A/E 2.0 mt/day DO if DO A/E in use.

The vessel has a shaft generator and the diesel generators are not usually run at sea except for bad weather or when maneuvering.

The vessel has FO generators and a DO generator. Usually the DO generator is only run in port when full power (all pumps) are required for discharge.

+++++

OWNERS:	CHARTERERS:
/s/ illegible
CHAMPION SHIPPING AS

MEMORANDUM OF AGREEMENT See Clause 17
Norwegian Shipbroker’s Association’s Memorandum of Agreement for sale and purchase of ships Adopted by the Baltic and International Maritime Council (BIMCO) in 1956
Code-name
SALEFORM 1993
Revised 1966, 1983, and 1986/87.

Dated: 12th December 2005

Cordova Vessel Limited Partnership, a Californian partnership hereinafter called the Sellers, have agreed to sell, and Champion Shipping AS, Bergen hereinafter called the Buyers, have agreed to buy

Name: M/T ‘B R A L I’ to be renamed 'C H A M P I O NB R A L I'
Classification Society/Class: Det Norske Veritas/1A1 Tanker for Oil and Caustic Soda ESP EO INERT

Built: 1985	By: Hyundai Shipbuilding and Heavy Ind. Ltd

Flag: Bahamas	Place of Registration: Nassau

Call Sign: C6PY2	Grt/Nrt: 31,248/14,801

IMO Register Number: 8309799

hereinafter called the Vessel, on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1. Purchase Price USD 1, - (One United States Dollar only)

2. Deposit not applicable

~~As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within             banking days from the date of this Agreement. This deposit shall be placed with and held by them in a-joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.~~

3. Payment

The said Purchase Price shall be paid in full free of bank charges to Sellers' nominated first class international bank on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4. Inspections not applicable

~~a)*~~	~~The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in on~~

This document is a computer generated SALEFOKM 1993 form printed by authority Of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within~~
~~The Sellers shall provide for inspection of the Vessel at/in~~
~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~
~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*	4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.	Notices, time and place of delivery

Buyers to give Sellers 30 (thirty) days notice if they wish to exercise their purchase options.

~~a)~~
~~The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with,                and           days notice of the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery.~~ When the Vessel is at the place of delivery and in every respect ~~physically~~ ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

~~b)~~	~~The Vessel shall be delivered and taken-over safely afloat at a safe and accessible berth or anchorage at/in~~
~~in the Sellers' option.~~

~~Expected time of delivery:~~

~~Date of cancelling (see~~ Clauses 5 c~~),~~ 6 b) (iii) ~~and~~ 14~~);~~

~~e)~~
~~If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with~~ Clause 14 ~~within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in~~ line 61

~~If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses~~ 5 a) ~~and~~ 5 c) ~~shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under~~ Clause 14 ~~for the Vessel not being ready by the original cancelling date.~~

d)
Should the Vessel become an actual, constructive or compromised total loss before delivery ~~the deposit together with interest earned shall be released immediately to the Buyers whereafter~~ this Agreement shall be null and void.

6. Drydocking/Divers Inspection not applicable

~~a)**~~
~~The Sellers shall place the Vessel drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made~~

This document is a computer generated SALEFOKM 1993 form printed by authority Of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~b)** (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class; then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged, or defective so as to affect the Vessel's class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance.~~

~~(iii) if the Vessel is to be drydocked pursuant~~ to Clause 6: b) (ii) ~~and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per~~ Clause 5 b)~~. Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per~~ Clause 5 b) ~~which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in~~ Clause 5 b)) ~~shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~c)~~	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel's class*.~~

~~(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv) the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers' or the Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, additional docking time needed to complete the Buyers’ work shall be for the Buyers' risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the~~

This document is a computer generated SALEFOKM 1993 form printed by authority Of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with~~ Clause 3~~. whether the Vessel is in drydock or not and irrespective of~~ Clause 5 b).

~~*~~	~~Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

~~**~~	~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.~~

7. Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. ~~All spare parts and spare equipment including sparetail/endshaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.~~

~~The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc.; exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain's, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):~~

~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~
~~Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.~~

8. Documentation

The place of closing: to be agreed

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a)
Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b)	Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~

d)	Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

e)
Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

f)
Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the

This document is a computer generated SALEFOKM 1993 form printed by authority Of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Buyers.

~~At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.~~

9. Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery. Exclusions from this Clause are any claims against time charterers.

10. Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account,

11. Condition on delivery

The Vessel is being taken over strictly "as is where lies", ~~with everything belonging to her shall be At the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery. “Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause~~ 4 a) ~~or~~ 4 b), ~~if applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

~~*~~	~~Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

12. Name/markings not applicable

~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.~~

13. Buyers'default

~~Should the deposit not be paid in accordance with~~ Clause 2~~, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest~~.
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, ~~in which case the deposit together with interest earned shall be released to the Sellers If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.~~

14. Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer of the Vessel ~~by the date stipulated in~~ line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. ~~If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in~~ line 61 ~~and new Notice of~~

This document is a computer generated SALEFOKM 1993 form printed by authority Of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.~~
Should the Sellers fail to give Notice of Readiness ~~by the date stipulated in~~ line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15. Buyers' representatives not applicable

~~After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at on or about~~
~~These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere-in any respect with the operation of the Vessel. The Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.~~

16. Arbitration

a)*
This Agreement shall be governed by and, construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*~~
~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at subject to the procedures applicable there.~~
~~The laws of shall govern this Agreement.~~

16 a), 16b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

17.	This Agreement becomes valid if Buyers have fulfilled all their obligations under the attached Shelltime 4 CP. Note in particular clause 63 in the CP.

CHAMPIONS SHIPPING AS

For the Owners/ Sellers	For the Time Charterers/ Buyers

This document is a computer generated SALEFOKM 1993 form printed by authority Of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.